UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Delphax Technologies Inc.

(Name of Registrant as Specified in Its Charter)

N/A

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DELPHAX TECHNOLOGIES INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

June 28, 2007

Notice is hereby given that a special meeting of shareholders of Delphax Technologies Inc. (“we” or “Delphax”) will be held at our corporate offices, 6100 West 110th Street, Bloomington, MN 55438 on Thursday, June 28, 2007, at 9:30 a.m., Central Time, for the purpose of considering a proposal (the “Proposal”) for Delphax to issue 12% secured subordinated promissory notes and five-year warrants to purchase shares of Delphax common stock and enter into related transactions, all pursuant to a Securities Purchase Agreement dated March 26, 2007 with Whitebox Delphax, Ltd.

Shareholder approval of the Proposal is being sought in accordance with Rule 4350(i) of the Nasdaq Marketplace Rules because the shares of Delphax common stock payable as a portion of the interest on the 2007 Notes and issuable upon exercise of the warrant would constitute more than 20% of our outstanding shares.

The Board of Directors recommends that shareholders vote FOR the Proposal.

The Board of Directors has fixed the close of business on May 24, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Earl Rogers

Secretary

Bloomington, Minnesota

May 30, 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET.

DELPHAX TECHNOLOGIES INC.

PROXY STATEMENT

Special Meeting of Shareholders

June 28, 2007

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of Delphax Technologies Inc. (“we” or “Delphax”) in connection with the solicitation of proxies by our board of directors to be voted at the special meeting of shareholders to be held on Thursday, June 28, 2007, at our corporate offices, 6100 West 110th Street, Bloomington, MN 55438, at 9:30 a.m., Central Time, or any adjournment(s) or postponement(s) thereof. The mailing of this proxy statement to shareholders is expected to commence on or about June 7, 2007.

Information Regarding Common Stock

The number of shares of our common stock outstanding and entitled to vote at the special meeting is 6,471,807. Only shareholders of record at the close of business on May 24, 2007 will be entitled to vote at the special meeting.

Voting

Each share of our common stock is entitled to one vote. You may vote your shares in person by attending the special meeting or you may vote by proxy by mailing the enclosed proxy card, or follow the instructions on the card to grant a proxy to vote by means of telephone or the internet. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Proposal.

Our Board of Directors recommends shareholders vote FOR the Proposal.

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders, but as unvoted for purposes of determining the approval of the matter. Consequently, an abstention will have the same effect as a negative vote.

Proxies timely submitted by mail, through the internet or by telephone will be voted as you have directed by the individuals named on the proxy card. If you do not specify how your shares are to be voted, the proxies will vote your shares “FOR” the Proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote on a particular matter (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the special meeting.

With respect to proxies representing shares of our common stock, if any, held by Whitebox Advisors, LLC (“Whitebox Advisors”) or its affiliates, such shares of common stock will be considered present at the meeting for the purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the Proposal.

Your vote is important. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or the internet) in order to ensure your representation at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the special meeting, you must obtain from the record holder a proxy issued in your name.

Quorum and Voting Requirements

The presence in person or by proxy of the holders of a majority of the shares of our common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business.

The Proposal will be approved by the affirmative vote of the holders of the greater of: (a) a majority of the shares of our common stock present at the special meeting, either in person or by proxy, and entitled to vote on the Proposal, or (b) the majority of the minimum number of shares of our common stock that would constitute a quorum for transacting business at the special meeting.

Voting Arrangements

We have entered into a Voting Agreement with Fred H. Brenner, who we believe is currently our largest shareholder and holds approximately 1,150,310 shares (17.8% of currently outstanding shares) under which he has agreed to vote his shares in favor of the Proposal.

Revocation of Proxy

Each proxy may be revoked at any time before it is voted at the special meeting by:

•	executing and returning a proxy bearing a later date; or

•	giving written notice of revocation to Delphax’s Secretary at the following address: 6100 West 110th Street, Bloomington, MN 55438, Attn: Corporate Secretary; or

•	attending the special meeting and voting in person.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of May 24, 2007, the beneficial ownership of Delphax common stock by: (i) all persons who are known by us to hold five percent or more of our common stock, (ii) each member of our board of directors, (iii) each executive officer named in the Summary Compensation Table of the proxy statement for our Annual Meeting of Shareholders held on March 22, 2007 (the “Named Executive Officers”), and (iv) all directors and officers as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held and the business address of each person is 6100 West 110th Street, Bloomington, MN 55438.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Outstanding Shares(1)
Fred H. Brenner (3) 514 N. Wynnewood Avenue Wynnewood, PA 19096	1,150,310	17.8%
Nichols Investment Management (4) 175 Exchange Street, PO Box 904 Bangor, ME 04402	511,006	7.9%
Dieter P. Schilling (5)(6)	150,706	2.3%
R. Stephen Armstrong (5)	11,000	*
Gary R. Holland (5)	27,000	*
Kenneth E. Overstreet (5)	10,000	*
Earl W. Rogers (5)	12,000	*
Gregory S. Furness (6)	15,000	*
M.H. (Bill) Kuhn (6)	85,900	1.3%
Michael A. Pasco (6)	5,000	*
All officers and directors as a group (9 persons)	331,606	4.9%

*	Less than 1%.
(1)	In accordance with the rules of the Securities and Exchange Commission, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are currently exercisable or exercisable within 60 days of May 24, 2007 are treated as outstanding. These shares of common stock, however, are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Includes the following number of shares which could be purchased under stock options exercisable within 60 days of May 24, 2007: Mr. Schilling, 90,000 shares; Mr. Armstrong, 11,000 shares; Mr. Holland, 15,000 shares; Mr. Overstreet, 7,500 shares; Mr. Rogers, 11,000 shares; Mr. Furness, 5,000 shares; Mr. Kuhn, 85,000 shares; Mr. Pasco, 5,000 shares; and all officers and directors as a group, 234,500 shares.
(3)	Based on Form 4 filed on May 20, 2005, in which Fred H. Brenner reported sole voting and dispositive power over 1,150,310 shares of common stock.
(4)	Based on Amendment No. 1 to Schedule 13G filed on January 24, 2007, Nichols Investment Management reported sole voting power over 36,700 shares and sole dispositive power over 511,006 shares in its role as an investment advisor.
(5)	Director.
(6)	Named Executive Officer.

DESCRIPTION OF COMPLETED AND PROPOSED TRANSACTIONS

Background

We have been seeking new subordinated debt or equity financing to refinance our current subordinated debt, provide additional working capital and facilitate an extension of the maturity of our senior credit facilities. In July 2006, we engaged First Dunbar Securities Corporation (“First Dunbar”), whom we had employed in the past, to renew its efforts to obtain additional financing for us from institutional investors. Because of the significant loss for our third fiscal quarter that was announced on August 10, 2006, the significant loss we expected for our fourth fiscal quarter, and our planning for the restructuring that was subsequently announced in September 2006, we decided that capital raising efforts should be focused on a limited number of institutional investors.

During August 2006, First Dunbar contacted a potential institutional investor who had previously expressed serious interest in providing capital to Delphax. This potential investor (referred to below as the “first potential investor”), after reviewing our preliminary budget for fiscal 2007 and discussing our strategic plans, submitted a term sheet on August 31 that involved a $10,000,000 revolving credit facility, $4,000,000 term loan and its receipt of a warrant to purchase common stock for a nominal exercise price. During September 2006, our management planned for the September 28 restructuring and updated our budget for fiscal 2007 to reflect the effects of the restructuring. After reviewing these updated plans, the first potential investor submitted a revised term sheet on September 20. On October 3, our management and a representative of First Dunbar participated in a conference call with the first potential investor’s commitment committee, which decided not to pursue the investment on the terms proposed on September 20 unless there was a co-investor and the February 4, 2008 maturity was extended on the $3,000,000 of convertible subordinated notes that we issued on February 4, 2004 (the “2004 Notes”).

First Dunbar contacted potential co-investors, one of which, Whitebox Advisors, expressed a willingness to co-invest with the first potential investor. The first potential investor posed additional follow-up questions to our management on October 31. Our management held a conference call with the first potential investor on November 2. After this exchange of information, the first potential investor stated that it wanted to contact Whitebox Advisors directly, since its affiliate was the majority holder of the 2004 Notes. This led to a conference call on November 20 between the first potential investor and Whitebox Advisors. Subsequently, our discussions with the first potential investor were discontinued.

Because of the extended period of dialogue with the first potential investor, during November 2006, First Dunbar also prepared a confidential information package about Delphax. During the period from November 15 through December 15, First Dunbar contacted approximately 50 institutional investors and by January 3, 2007 received term sheets from three new potential investors (referred to below as the “three new potential investors”). On January 10, a representative of First Dunbar met with a representative of Whitebox Advisors to inform them that we had received several proposals, so that Whitebox Advisors could give consideration to the possibility of subordinating and extending the maturity of the 2004 Notes.

On January 11, our board of directors met and First Dunbar outlined the significant terms of the proposals from each of the three new potential investors and the status of discussions with Whitebox Advisors. The board discussed the features and relative merits of each potential investment and the probability of negotiating to a successful conclusion with each potential investor. The board instructed First Dunbar to attempt to improve the terms of two of the proposals, while encouraging further discussions with Whitebox Advisors. On January 19, a representative of First Dunbar met with one of the three new potential investors to discuss amendments to the terms of their proposal, which led to a revised proposal on January 22.

On January 23, we received a proposal from Whitebox Advisors to lend $4,000,000 of new capital and extend the maturity of the 2004 Notes for an additional four years. At the same time, Whitebox Advisors informed us that its affiliate was not willing to subordinate the 2004 Notes to a new lender.

On January 29, our board met by conference telephone call to discuss the status of the proposals from the three new potential investors and from Whitebox Advisors. The board reviewed the assessment it made at its January 11 meeting. On January 30, management and one of our independent board members had a conference call with another of the three new potential investors to explore potential changes in its proposal, but no significant improvements in terms were obtained.

During the first two weeks of February, there were further discussions with Whitebox Advisors about the structure of a potential investment by them. On February 28, we received an amended term sheet from Whitebox Advisors and this was followed by drafting of definitive documents. The board of directors met on March 22 and approved the proposed transaction with Whitebox Delphax, Ltd. (“Whitebox”), which is a newly formed affiliate of Whitebox Advisors.

The primary reasons for the board’s approval of the proposed transaction with Whitebox were:

•	our need for additional capital;

•

our need to extend the February 2008 maturity or replace the 2004 Notes, which would also facilitate our obtaining an extension of our senior credit facilities, which are scheduled to mature in October 2007;

•	the terms of the proposed transaction with Whitebox being favorable in comparison with other proposals; and

•

the board’s assessment that there was greater likelihood of closing a transaction with Whitebox than with other potential investors because of its greater familiarity with Delphax and its desire to protect its current investment.

The board also considered what it viewed as the following disadvantages of the transaction:

•	the potential dilution to existing shareholders from the amount of common stock issuable upon exercise of the warrants and the downward pressure on our stock price from the warrant overhang;

•	the increased debt burden and interest payment obligations resulting from the increase in our indebtedness;

•	the possibility of monetary penalties if our registration statement for some of the shares underlying the warrants is not declared effective on a timely basis;

•	the potential for increased ownership and influence that Whitebox or its transferees could have over us;

•	the potential for a change in control of Delphax without a premium being paid to shareholders; and

•	the potential limitations and negative effects that the covenants in the definitive agreement with Whitebox could have on our operations.

General Description of the Securities Purchase Agreement

On March 26, 2007, we and our Canadian subsidiary, Delphax Technologies Canada Limited (“Delphax Canada”), entered into a securities purchase agreement (the “securities purchase agreement”) with Whitebox. Whitebox is a fund managed by Whitebox Advisors, LLC, which is a registered investment advisor based in Minneapolis, Minnesota that we understand has over $2 billion in assets under management. The securities purchase agreement provides that Whitebox will, subject to certain conditions, provide a total of $7,000,000 of financing to us in two phases, with the second phase subject to shareholder approval.

Under the first phase of the financing, which was consummated with the execution of the securities purchase agreement:

•

our Canadian subsidiary borrowed $900,000 by issuing to Whitebox at par a secured subordinated promissory note (the “2007 Note”) that bears interest at 12% per annum (3% of which may be paid in cash or, at our option, shares of our common stock);

•

we issued to Whitebox a five-year warrant to purchase 1,200,000 shares of Company common stock for an exercise price of $1.28 per share (subject to anti-dilution adjustments) if the exercise price is paid in cash, or $1.00 per share if paid by cancellation of principal owed under the 2007 Note, and may also be surrendered in a cashless exercise;

•

we amended the 2004 Notes, which are held by affiliates of Whitebox, to increase the interest rate on the 2004 Notes from 7% to 12% per annum (of which 3% per annum is payable in cash or, at our option, shares of our common stock) and grant a junior security interest on all of our assets to secure the 2004 Notes.

If the Proposal is approved by shareholders and certain other conditions are met, including extension of our senior credit facilities for at least three years, then the second phase of the financing will be closed. In this second phase:

•	we would issue to Whitebox at par an additional 2007 Note for $6,100,000 that matures in five years in 2012;

•	the maturity of the initial 2007 Note for $900,000 would be extended to the same maturity date in 2012; and

•

we would issue to Whitebox an additional five-year warrant to purchase an additional 6,300,000 shares of our common stock on the same terms as the warrant issued at the first closing (the two warrants are, collectively, the “warrants”).

For a period of one year after the second closing, Whitebox would have the right to purchase, on the same terms, an additional $1,400,000 of 2007 Notes and a warrant for an additional 1,500,000 shares having the same terms as the first two warrants.

We estimate that the net proceeds of the total of $7,000,000 of loans from Whitebox would be approximately $6,350,000, of which we would use $3,000,000 to repay the 2004 Notes and the balance for general corporate purposes.

In the securities purchase agreement, we agreed that at such times as Whitebox holds at least $1,000,000 of the 2007 Notes or at least 1,000,000 shares of our common stock, it may propose a person to be elected to our board of directors and we will use our best efforts to cause that person to be elected. Currently, Whitebox does not satisfy the conditions for proposing a director. We also agreed that so long as an officer or partner or employee of Whitebox is not a member of our board of directors, we will notify Whitebox of all regular meetings and special meetings of our board of directors and afford any representative designated by Whitebox the right and opportunity to attend these meetings.

In the securities purchase agreement, the parties make customary representations and warranties to one another. The securities purchase agreement also contains certain affirmative and negative covenants regarding the conduct of our business and that of Delphax Canada. These covenants (subject to certain exceptions or limitations) prohibit us from incurring more than $14,000,000 in principal of consolidated senior debt, limit operating lease obligations to a maximum of $2,900,000, limit the granting of liens on our assets and those of our subsidiaries, prohibit dividends on our common stock (except for stock dividends and repurchases of shares for no more than $250,000 in any fiscal year), limit the sale of our assets outside the ordinary course of business to $500,000 per fiscal year or a total of $1,000,000, and limit our ability to invest in subsidiaries other than Delphax Canada. We also agreed to give Whitebox a right of first refusal, with respect to certain future offerings of our equity or debt, to purchase the securities being offered by us.

The securities purchase agreement provides that if any of a number of “events of default” should occur, the holders of the 2007 Notes would be entitled to declare the 2007 Notes to be immediately due and payable and exercise their rights under applicable law and under the security agreements covering our assets and those of our subsidiaries. One of the events of default occurs if both: (i) our consolidated revenue for any trailing twelve month quarterly period on or after March 31, 2008 is less than $47,000,000; and (ii) our consolidated cash on hand and in banks, plus aggregate availability under credit lines, is less than a total of $2,000,000. Other events of default include (subject to certain exceptions or limitations) failure to pay principal or interest when due, default in performance of obligations under the securities purchase agreement and related agreements, or our being insolvent or the subject of bankruptcy proceedings.

In a registration rights agreement that we executed in connection with the securities purchase agreement, we agreed to register the resale of the shares of our common stock issuable upon exercise of the warrants or issued in payment of a portion of the interest on the 2007 Notes. The registration rights agreement requires that a registration statement be filed within 30 days after the second closing date to register for resale 2,000,000 shares. If the second closing has not occurred by June 30, 2007, we must file a registration statement registering 1,200,000 shares for resale. The registration statement must be declared effective within 120 days of the initial filing date. The holders of the warrants and secured subordinated notes issued in connection with the securities purchase agreement also have certain demand and “piggyback” registration rights with respect to the common stock issuable upon exercise of the warrants or issued in payment of a certain portion of interest on the notes. If we do not meet certain of the obligations under the registration rights agreement, we will be required to pay cash penalties to the holders of the notes and the warrants.

For accounting purposes, we will record the fair value of the warrants as an increase in additional paid-in-capital and as original issue discount on the 2007 Notes. This original issue discount will be amortized to interest expense over the term of the 2007 Notes. Thus, the interest expense that we record for the 2007 Notes in any period will be greater than the 12% per annum interest that is paid during that period.

Description of the 2007 Notes

The 2007 Notes represent debt obligations of Delphax Canada, our wholly-owned Canadian subsidiary, and are unconditionally guaranteed by us. The 2007 Notes are secured by a junior security interest in substantially all of our assets and those of Delphax Canada. The obligations represented by the 2007 Notes are subordinated to our current and future obligations to senior lenders, up to a maximum of $14,000,000 in principal of senior debt. Our current senior lenders are LaSalle Business Credit, LLC and its affiliate ABN Amro Bank, N.V., Canada Branch, and as of March 31, 2007, our total senior debt obligations to them were $5,330,000, which currently mature in October 2007. The senior debt is secured by a first priority security interest in all of our assets and those of Delphax Canada. The 2007 Notes are on parity with the 2004 Notes.

The 2007 Notes issued in the first closing will mature on February 4, 2008, subject to extension to coincide with the maturity of the notes issued in the second closing date, if a second closing occurs. The 2007 Notes issued in the second closing will mature on the fifth anniversary of the second closing date. The 2007 Notes bear interest at a rate equal to 12% per annum, payable quarterly in arrears on the first business day of each calendar quarter. Of the 12% interest, 9% per annum is payable by Delphax Canada in cash, and the remaining 3% per annum is payable in cash or, at our option, shares of our common stock, with the number of shares determined by dividing the dollar amount of the accrued and unpaid interest for each quarter by the market price of our common stock as of the interest payment date.

For the purposes of the 2007 Notes, “market price” means the average of the closing prices of our common stock for the 20 trading days ending on the trading day prior to the determination date, as reported by The Nasdaq Stock Market or other securities exchange. If our common stock is traded on an over-the-counter market, “market price” will mean the average of the closing bid prices for the same period.

The 2007 Notes may not be prepaid, except that after the second anniversary of the date of issuance, Delphax Canada may at its discretion give notice to prepay the 2007 Notes, in whole or in part, if: (i) our stock has traded at or above an average of $3 per share for the 15 trading dates prior to the notice of prepayment; and

(ii) there has been no continuing event of default during the period from the 30 days prior to the date of the prepayment notice through the prepayment date. The prepayment amount would be equal to the sum of: (i) the face amount of the 2007 Notes being prepaid; (ii) all accrued interest to the date of prepayment; and (iii) an amount equal to the present value of all interest payments avoided by the prepayment.

If there is a change in control of Delphax, as defined in the 2007 Notes, each holder of the 2007 Notes will have the option to require Delphax Canada to redeem all of the holder’s 2007 Notes at 120% of the outstanding unpaid face amount, plus unpaid interest accrued to the date of redemption. Delphax Canada must provide the holders of the 2007 Notes with certain notices of shareholder meetings or transactions that would constitute a change in control.

A holder of the 2007 Notes may pay the exercise price of a warrant with the principal amount of a 2007 Note, as described below in “Description of the Warrants.”

Description of the Warrants

The warrants have a term of five years. The exercise price to purchase shares under the warrants is $1.28 per share (subject to downward adjustment in the case of issuances by us of our common stock for total consideration less than the exercise price of the warrants in effect immediately prior to the issuance and is subject to adjustment for certain distributions, dividends, stock splits and combinations) if paid in cash and $1.00 per share if paid by means of principal due under the 2007 Notes. The warrants also have a “cashless” exercise provision permitting conversion of the warrant into shares of our common stock by using a portion of the shares that would otherwise be issued to pay the exercise price of the warrant. In the event of any capital reorganization or reclassification or consolidation or merger of us with another corporation, or the sale of substantially all of our assets effected in such a way that holders of our common stock are entitled to receive stock, securities or assets in respect of or in exchange for our common stock, the holders of the warrants will have the right to receive, in lieu of shares of our common stock, the shares of stock, securities or assets that may be issued or payable in respect of or in exchange for our common stock.

Shares Available under Warrants and 2007 Notes

On March 26, 2007, the date of the first closing, there were 6,455,110 shares of our common stock issued and outstanding. We are advised by Whitebox that, as of March 26, 2007, Whitebox and its affiliates owned a total of 85,944 shares of our common stock.

The 1,200,000 shares available under the warrant issued in the first phase of the financing would constitute, upon exercise, approximately 15.7% of outstanding shares, assuming no additional shares had otherwise been issued. The warrants for the total of 7,500,000 shares that would be outstanding after both the first and second phases of the financing would constitute approximately 53.7% of outstanding shares, assuming no additional shares had otherwise been issued. If the subsequent one-year option to purchase an additional 2007 Note and warrant was fully exercised, the grand total of 9,000,000 shares then available under warrants would constitute approximately 58.2% of outstanding shares, assuming no additional shares had otherwise been issued.

If we exercise our right to pay in shares of our common stock 3% per annum of the interest under the $900,000 2007 Note issued in the first phase of the financing, a total of 18,164 shares of our common stock would be issued for interest between March 26, 2007 and February 4, 2008 (the current maturity date), assuming that the market price of our common stock as determined under the 2007 Note is $1.28 per share. If it is assumed that: (i) the additional $6,100,000 of 2007 Notes were issued at a second closing on June 30, 2007, (ii) we exercised our right to pay in shares of our common stock 3% per annum of the interest on all $7,000,000 of 2007 Notes from that date for the full five years until the maturity date, and (iii) during that period the average market price of our common stock was $3.00 per share, then on those assumptions there would be a total of 350,000 shares of our common stock issued during the five-year period in payment of the 3% per annum portion of the interest.

10% and 5% Limitations on Share Ownership; Limitation on Transfer of 2007 Notes and Warrants

The warrants provide that no holder of a warrant will have the right to exercise the warrant to the extent that, after giving effect to the exercise, the holder (together with the holder’s affiliates) would beneficially own in excess of 9.99% of our shares outstanding after giving effect to the exercise. The warrants also provide that unless the holder gives us at least 60 days prior written notice, no holder will have the right to exercise the warrant to the extent that, after giving effect to the exercise, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% of our shares outstanding after giving effect to the exercise.

Whitebox has also agreed in the securities purchase agreement that it will not transfer any 2007 Note or warrant to any person or entity that is a competitor of ours or of Delphax Canada unless our board of directors consents to the transfer.

Amendment of the 2004 Notes

As of March 26, 2007, all $3,000,000 in principal amount of the 2004 Notes were held by affiliates of Whitebox. The 2004 Notes have borne interest at a fixed rate of 7% per annum, payable quarterly in arrears in shares of our common stock, with the number of shares issuable every quarter determined by dividing the monetary value of the accrued interest due on the unpaid principal amount for the relevant quarterly period by $3.20 per share. The 2004 Notes are convertible to Company common stock at a conversion price of $3.20 per share.

At the first closing, the interest rate on the 2004 Notes was amended, effective April 1, 2007, to increase the rate to 12% per annum, of which 9% per annum is payable in cash and 3% per annum is payable in cash or, at our option, shares of our common stock in the same manner as the 2007 Notes. Assuming that the market price of our common stock as determined under the 2004 Notes was $1.28 per share for the entire period from April 1, 2007 through February 4, 2008, we would issue a total of 59,570 shares of our common stock for interest for that period. We also agreed at the first closing that the 2004 Notes would be secured by the junior security interest in substantially all of our assets and those of Delphax Canada.

Certain Conditions to the Second Closing under the Securities Purchase Agreement

At the second closing under the securities purchase agreement, we would issue and sell an additional $6,100,000 of 2007 Notes and would issue additional warrants to purchase 6,300,000 shares. The second closing is subject to a number of conditions, including:

•	the holders of our senior debt must have extended the maturity of that debt to a date at least three years after the date of the second closing;

•	we must have obtained approval of our shareholders to issue the 2007 Notes and the warrants in the second closing;

•

our United Kingdom subsidiary must have, with the consent of our senior lenders, guaranteed the 2007 Notes and granted a first lien on substantially all of its assets to secure that guaranty; or, if the senior lenders decline to consent to the guaranty and first lien, then the securities purchase agreement would be amended to add a covenant restricting our consolidated total debt to not more than a total of 90% of eligible account receivables and 75% of balance sheet inventory;

•

our representations and warranties in the securities purchase agreement must continue to be true and correct and there shall have been no material adverse change in our business or financial condition and our consolidated revenue from services and supplies in the quarter ended March 31, 2007 must have been $10,000,000 or more; and

•	various ancillary documents and legal opinions are executed and delivered.

We are calling this special meeting in order to fulfill one of the conditions to the second closing. If these conditions to the second closing are not fulfilled and the second closing does not occur, then the 2007 Notes and the warrants issued in the first closing will remain outstanding in accordance with their respective terms and the obligations of the parties with respect to the issuance, sale and purchase of the 2007 Notes and the warrants to be issued in the second closing will terminate without liability.

Shareholder Approval Requirements of The Nasdaq Stock Market

Our securities are listed on The Nasdaq Capital Market (“Nasdaq”). Each issuer listed on Nasdaq must comply with Nasdaq’s Marketplace Rules to obtain and to continue listing of the issuer’s securities. Failure to comply with the Nasdaq Marketplace Rules for continued listing may result in delisting of an issuer’s securities.

Nasdaq Marketplace Rule 4350(i) requires Nasdaq issuers, such as us, to obtain the approval of their shareholders in advance of certain issuances or potential issuance of common stock, including:

•

issuances in connection with a transaction other than a public offering involving the sale or issuance of the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book value or market value of the stock; and

•	when the issuance or potential issuance will result in a change of control of the issuer.

We are seeking shareholder approval at the special meeting for the potential issuances of our common stock in connection with the second closing of the securities purchase agreement under the provisions of Rule 4350(i) referred to above. The shares of our common stock issuable under the warrants and in partial payment of interest under the 2007 Notes would be issued at below market value as determined under the Nasdaq Marketplace rules and would constitute more than 50% of the shares outstanding before the issuance and could result in a change of control of Delphax.

THE PROPOSAL:

APPROVAL OF THE ISSUANCE OF COMMON STOCK

As described above, we are seeking shareholder approval at this special meeting to issue one or more 12% secured subordinated promissory notes and five-year warrants to purchase shares of our common stock and enter into related transactions, all pursuant to the securities purchase agreement with Whitebox.

Shareholder approval of the Proposal is being sought in accordance with Rule 4350(i) of the Nasdaq Marketplace Rules, because the shares of our common stock payable as a portion of the interest on the 2007 Notes and issuable upon exercise of the warrant would constitute more than 20% of our outstanding shares.

Effect of Shareholder Approval

If our shareholders approve the Proposal, we will not be limited under the warrant or Nasdaq Approval Rules in the number of shares of our common stock which we may issue upon exercise of the warrants or payment of a portion of the interest due under the 2007 Notes.

The number of shares of our common stock issuable upon exercise of the warrants in both closings of the securities purchase agreement, and if the additional one-year purchase right is exercised, will be 9,000,000 shares, which is subject to possible anti-dilution adjustment. There is no maximum limit on the number of shares we might issue in payment of a portion of the interest of the 2007 Notes, which is calculated solely based upon the definition of “market price” contained in the 2007 Notes. The number of shares of our outstanding common stock would increase with any exercise of the warrants and with each use of shares to pay a portion of the interest on the 2007 Notes. Thus the number of shares may increase significantly over a relatively short period of time. In turn, this increase in our common stock outstanding could dilute any future earnings per share and could depress the market price of our common stock. Sales of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock. The availability of shares for sale, given our historically low trading volume and the relatively large number of shares that may be sold in the future by Whitebox or other holders of the 2007 Notes and the warrants, may make it more difficult for our shareholders to sell their shares of our common stock and may further depress the market price for our common stock.

If transferees of shares initially issued to Whitebox obtain a significant percentage ownership of our common stock, either individually or together with a group, then the transferee or the group would likely exercise substantial control over all matters that would require shareholder approval, including electing directors and approving significant corporate transactions. To the extent Whitebox or its transferees influence or control our board of directors, it or they may also exercise influence or control over our business operations and management. Under the securities purchase agreement, Whitebox is entitled to designate one director for election to our board so long as it holds at least $1,000,000 of the 2007 Notes or 1,000,000 shares of our common stock. This right, together with holding the 2007 Notes and ownership of our common stock, may also result in Whitebox, any group of which it is a part, or its transferees exercising substantial control over our company. Such influence or control may also have the effect of delaying or preventing a change in control of our company to others, and might affect the market price of our common stock. Further, the interests of Whitebox or its transferees may not coincide with our interests or those of our existing shareholders. As a result of potential conflicting interests, Whitebox or any other holder who obtains control of our company through the common stock issued pursuant to the securities purchase agreement may make decisions with which we or our existing shareholders may disagree.

Effect of Failure to Obtain Shareholder Approval

If we do not obtain approval of the Proposal, then the 2007 Notes and the warrants issued in the first closing of the securities purchase agreement will remain outstanding in accordance with their respective terms and the obligations of the parties with respect to the issuance, sale and purchase of the 2007 Notes and the warrants to be issued in the second closing will terminate without liability.

At March 31, 2007, our working capital was about $6,944,000 and we had total debt, excluding capital leases, of about $8,253,000. We have been seeking additional financing to replace our existing subordinated debt that matures on February 4, 2008 and to extend the maturity of our senior credit facilities, which expire in October 2007. We need additional financing prior to that time to provide us with working capital.

If we do not obtain shareholder approval of the Proposal, we will continue seeking alternatives to secure additional working capital to replace or extend the maturity of our senior credit facilities, as well as to repay the 2004 Notes and the 2007 Notes issued in the first closing of the securities purchase agreement. Without additional working capital, our efforts to pursue our business strategy will be seriously undermined. Moreover, our failure to receive shareholder approval of the Proposal could have a material adverse effect on our business and financial condition and may make any future equity investment in us less attractive to new investors who may be concerned about our ability to satisfy the Nasdaq Approval Rules for any future equity financing. We may not be able to timely obtain additional financing from any source on reasonable terms, if at all.

Recommendation of Board of Directors

Our board of directors recommends that shareholders vote in favor of the Proposal to avoid the material adverse impact on our business and financial condition of failure to obtain needed working capital through the securities purchase agreement and to permit us to execute our business plan. Our board of directors considers the potential issuance of our common stock under the securities purchase agreement to be in the best interests of Delphax and our shareholders and recommends that our shareholders vote FOR approval of the Proposal.

Vote Required for Approval

The Proposal will be approved if it receives the affirmative vote of the holders of the greater of: (i) a majority of the shares of our common stock present at the special meeting, either in person or by proxy, and entitled to vote on the Proposal; or (ii) the majority of the minimum number of share of our common stock that would constitute a quorum for transacting business at the special meeting.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS

VOTE “FOR” APPROVAL OF THE PROPOSAL

OTHER INFORMATION

Annual Report

Shareholders may obtain without charge a copy of Delphax’s Annual Report on Form 10-K for the year ended September 30, 2006 by addressing a request to Investor Relations, Delphax Technologies Inc., 6100 West 110th Street, Bloomington, MN 55438. Our Annual Report on Form 10-K also may be accessed on our website at www.delphax.com, under “SEC Filings” in the “Investor Relations” section, or at the website of the Securities and Exchange Commission at www.sec.gov.

Cost and Method of Solicitation

The cost of this solicitation will be borne by Delphax. In addition to the solicitation by mail, our officers, directors and employees may solicit proxies by telephone, facsimile or in person, and no additional compensation will be paid to these individuals. We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the name of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

DELPHAX TECHNOLOGIES INC.

SPECIAL MEETING OF SHAREHOLDERS

Thursday, June 28, 2007

9:30 a.m., Central Time

At the Offices of Delphax Technologies Inc.

6100 West 110th Street

Bloomington, MN 55438

Delphax Technologies Inc. 6100 West 110th Street Bloomington, MN 55438	proxy

This proxy is solicited on behalf of the Board of Directors of Delphax Technologies Inc.

The undersigned hereby appoints Dieter P. Schilling and Gregory S. Furness, or any of them, with power of substitution to each, as attorneys and proxies, and hereby authorizes them to represent the undersigned at the Special Meeting of Shareholders of Delphax Technologies Inc. to be held at 6100 West 110th Street, Bloomington, Minnesota 55438, on Thursday, June 28, 2007 at 9:30 a.m. local time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated on the reverse side, all shares of Common Stock, par value $0.10 per share, of Delphax Technologies Inc. held of record by the undersigned on May 24, 2007 and which the undersigned would be entitled to vote if present in person at such Special Meeting, hereby revoking all previously granted proxies.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given with respect to the proposal, this proxy will be voted FOR the proposal.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 27, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/dlpx/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 27, 2007.
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Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Delphax Technologies Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR the Proposal.

The Board of Directors recommends a vote FOR the proposal.

1. Approval for Delphax Technologies Inc. to issue 12% secured subordinated promissory notes and five-year warrants to purchase shares of Delphax common stock and enter into related transactions, all pursuant to a Securities Purchase Agreement dated March 26, 2007 with Whitebox Delphax, Ltd.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.